MEMORANDUM OF AMENDING AGREEMENT made effective as of the 15th day of December, 2006 (hereinafter “Effective Date”)

BETWEEN:

ViRexx Medical Corp.
a body corporate duly arranged pursuant to the laws of the Province of Alberta
(hereinafter the “Company")

OF THE FIRST PART

- and -

Scott Langille
of the City of Edmonton, in the Province of Alberta,
(hereinafter the "Employee")

OF THE SECOND PART

WHEREAS the Company and the Employee have entered into an Employment Agreement dated the 15th day of April, 2006 (the “Employment Agreement”);

WHEREAS, the Company, as a publicly held corporation, recognizes that the possibility of a change in control may exist, and that such change in control may result in the departure of the Employee;

NOW THEREFORE, in consideration of the premises, and of the mutual terms and conditions and covenants to be observed and performed by each of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1 “Change in Control” means the occurrence of any one or more of the following:

(a)	a change in control of the Company or any material subsidiary of the Company;

(b)
the closing of a merger, acquisition, sale of securities, amalgamation, plan of arrangement, take-over bid, insider bid, issuer bid other than a normal course issuer bid, reorganization, exchange of assets or securities, any one of which results in a change of voting control of the issued and outstanding securities of the Company and a subsequent election of new directors who gain control of the Board of Directors; sale of all or substantially all of the assets of the business of the Company, a proxy contest resulting in appointment of new directors who are in control of the Board of Directors; or any other change which the Board of Directors declares to be a Change in Control; but

(c)	excludes internal reorganizations, reverse takeovers (where the Company remains the dominant entity) and transfers among the group of entities controlled by a substantial shareholder.

1.2 “Good Reason” means for the reason of a material adverse change to the Employee’s terms and conditions of employment following a Change in Control including but not limited to:

(a)	failure by the Company to maintain the Employee in at least the same or an equivalent position which the Employee occupied before the Change in Control;

(b)	failure by the Company to provide the Employee with compensation benefits the Employee was receiving prior to the Change in Control;

(c)	relocation of Employee’s place of work to a location more than fifty (50) miles from it’s location immediately prior to the Change of Control; or

(d)
any material change in the Employee’s reporting relationships, any material reduction in the Employee’s duties, responsibilities or authority or any other action that has the effect of a demotion of the Employee: to the extent the Change of Control results in the Company (or a successor to the Company by merger, consolidation or the like), continuing in existence as a direct or indirect subsidiary of an acquirer, the Employee shall be considered to have been demoted unless given the same or equivalent position, duties and authority in the ultimate parent of the acquirer are maintained.

2.  SEVERANCE BENEFITS AND ENTITLEMENT

2.1 The Employee may resign for Good Reason at any time up to twelve (12) months following a Change of Control.

2.2 Effective immediately following the Employee’s termination as a result of a Change of Control or resignation for Good Reason, as applicable, the Employee is entitled to:

(a)	salary plus any target bonus for 18 months;

(b)	continuation of benefits for 18 months;

(c)	immediate vesting of all stock options granted to the Employee; and

(d)	an extension of the Company’s Stock Option Plan exercise period from three (3) months to twelve (12) months.

The salary, bonus and benefits referred to in 2(a) and 2(b) above are equal to those in effect for the year immediately prior to the resignation, termination or the Change of Control; or the salary, bonus and benefits in effect at the time of the resignation, termination or the Change of Control, whichever is greater, as applicable.

3. SUCCESSORS

This Amending Agreement will enure to and be binding upon the Company’s successors and assigns. The Company will require any successor to all or substantially all of the business and assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise and any assignee thereof, by agreement, in form and substance satisfactory to the Employee, to expressly assume this Amending Agreement. This Amending Agreement is not otherwise assignable by the Company or by the Employee.

4.  SUBSIDIARIES

For purposes of this Amending Agreement, employment by a corporation or other entity that is controlled directly or indirectly by the Company will be deemed to be employment by the Company. Thus, references in this Amending Agreement to “Company” include such corporations, subsidiaries, affiliates or other entities where appropriate in the context.

5. EMPLOYMENT AGREEMENT

The Employment Agreement of the Employee shall remain in full force and effect except to the extent it is amended or added to by this Amending Agreement.

6. JURISDICTION

This Amending Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta.

IN WITNESS WHEREOF the Company and the Employee have duly executed this Agreement.

VIREXX MEDICAL CORP.

Per:	/s/

Title

SIGNED, SEALED AND DELIVERED in the presence of:	) )
)
)
)
Witness	)	SCOTT LANGILLE

C A N A D A	)	I,_____________________________,
PROVINCE OF ALBERTA	)	of the City of Edmonton,
TO WIT:	)	in the Province of Alberta,
	)	MAKE OATH AND SAY:
)

1.  THAT I was personally present and did see Scott Langille named in the annexed instrument, who is personally known to me to be the person named therein, duly sign and execute the same for the purpose named therein.

2.  THAT the same was executed at the City of Edmonton, in the Province of Alberta, and that I am the subscribing witness thereto.

3.  THAT I know the said Scott Langille and he is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City	)
of Edmonton, in the Province	)
of Alberta, this _______ day of	)
January, 2007.	)
)

A COMMISSIONER OF OATHS IN AND FOR THE PROVINCE OF ALBERTA